Exhibit 99.1

THE DIRECTV GROUP ANNOUNCES SECOND QUARTER 2004 RESULTS

DIRECTV U.S. Surpasses 13 Million Subscriber Mark Driven by Record Second

Quarter Net Owned and Operated Subscriber Additions of 455,000

Gross Owned and Operated Subscriber Additions Increase 49% to an All-time Record 944,000

DIRECTV U.S. Reduces Average Monthly Subscriber Churn to 1.4% and Increases

Average Monthly Revenue per Subscriber 7% to $65.00

El Segundo, Calif., August 5, 2004 – The DIRECTV Group, Inc (NYSE:DTV) today reported that second quarter revenues increased 21% to $2.64 billion and operating profit before depreciation and amortization1 was $143 million compared to $251 million in last year’s second quarter. In addition, The DIRECTV Group reported a second quarter 2004 operating loss of $28 million and net loss of $13 million compared with operating profit of $66 million and net income of $22 million in the same period last year.

Also in the quarter, DIRECTV U.S. added an all-time record 944,000 gross owned and operated subscribers, 49% more than in the second quarter of 2003. Net owned and operated subscriber additions in the quarter of 455,000 increased 151% compared to the same period last year due in part to an improved monthly churn rate of 1.4%. DIRECTV U.S. revenues increased 23% to $2.22 billion driven by strong subscriber additions over the last year as well as a 7% increase in average monthly revenue per subscriber (ARPU) to $65.00. In the second quarter, DIRECTV U.S. operating profit before depreciation and amortization and operating profit declined to $175 million and $63 million, respectively, compared with operating profit before depreciation and amortization of $325 million and operating profit of $201 million in the same period last year primarily due to the higher subscriber acquisition costs associated with the record gross subscriber additions.

“It’s clear that even in an increasingly competitive market and in what historically has been a seasonally-weak period, demand for DIRECTV in the U.S. is stronger than ever,” said Chase Carey, president and CEO of The DIRECTV Group. “Having passed the 13 million total platform subscriber mark in the second quarter, DIRECTV U.S. has strong momentum and we continue to make improvements across all key operational areas including the launching of new local markets, expanding our international programming, and opening new customer call centers.”

Carey continued, “Furthermore, we continue to take critical steps to position DIRECTV for long term growth highlighted by our recent agreements to purchase the direct broadcast satellite assets of Pegasus Satellite Television (Pegasus) and the subscribers from the National Rural Telecommunications Cooperative (NRTC) members. These transactions will give DIRECTV a true ability to reach every home in America, provide us with the full economics and cash flows from approximately 1.4 million additional subscribers, allow our distributors to seamlessly sell our service nationwide, and provide us with an opportunity to significantly expand DIRECTV’s subscriber base in desirable rural territories.”

Carey finished, “We have also made significant progress toward our goal of focusing our business on DIRECTV by arranging to sell our ownership interests in PanAmSat, Hughes Network Systems’ set-top box manufacturing business, Hughes Software Systems and our equity investments in several companies, including XM Satellite Radio. We have a singular focus—to make DIRECTV the best television experience in the United States—and we believe we are well on our way toward achieving that goal.”

THE DIRECTV GROUP’S OPERATIONAL REVIEW

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues ($M)	$2,643	$2,187	$5,136	$4,239
Operating Profit Before Depreciation and Amortization[1] ($M)	143	251	233	404
Operating Profit (Loss) ($M)	(28)	66	(125)	32
Net Income (Loss) ($M)	(13)	22	(652)	(29)
Earnings (Loss) Per Common Share[2] ($)	(0.01)	0.02	(0.47)	(0.02)
Cash Flow[3] ($M)	619	61	313	78

Second Quarter Review

In the second quarter of 2004, The DIRECTV Group’s revenues increased 21% compared to the second quarter of 2003 to $2.64 billion driven principally by an increase in the number of subscribers and ARPU at DIRECTV U.S.

The lower operating profit before depreciation and amortization of $143 million and the operating loss of $28 million were primarily due to increased subscriber acquisition costs related to the record gross subscriber additions and higher acquisition costs per subscriber (SAC), as well as higher retention and upgrade costs at DIRECTV U.S. Also impacting the quarter were charges of $60 million related to stock-based compensation expense, severance and employee retention plans. These declines were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S. and improved operating performance at DIRECTV Latin America mostly related to its lower post-bankruptcy cost structure.

The DIRECTV Group reported a second quarter 2004 net loss of $13 million compared to net income of $22 million in the same period of 2003 primarily due to the larger operating loss, partially offset in 2004 by lower interest expense as well as a tax benefit related to the loss from continuing operations. The interest expense decline was due to the refinancing of DIRECTV U.S. debt in the first quarter of 2004 at lower interest rates, lower average outstanding DIRECTV U.S. borrowings and interest accrued on the Boeing purchase price adjustment in 2003.

Year-To-Date Review

For the first six months of 2004, The DIRECTV Group’s revenues increased to $5.14 billion, or 21% greater than the first six months of 2003, principally due to the larger subscriber base and higher ARPU at DIRECTV U.S. and increased sales of DIRECTV® set-top receivers and DIRECWAY satellite broadband services at HNS.

The lower operating profit before depreciation and amortization of $233 million and the operating loss of $125 million were primarily due to increased subscriber acquisition costs related to the record gross subscriber additions and higher SAC, as well as higher retention and upgrade costs at DIRECTV U.S. Also impacting the period were charges of $120 million associated with severance, stock-based compensation expenses, and employee retention plans. These declines were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S., improved operating performance at DIRECTV Latin America mostly related to its lower post-bankruptcy cost structure and at HNS due to stronger margins and revenue growth in its primary businesses.

The DIRECTV Group reported a net loss of $652 million for the first six months of 2004 compared to a net loss of $29 million in the same period of 2003. The higher net loss was mostly due to two first quarter 2004 charges: a $479 million non-cash after-tax loss related to the pending sale of PanAmSat (reflected in “Income (loss) from discontinued operations, net of taxes”) and a $311 million non-cash after-tax charge related to a change in accounting for subscriber acquisition, retention and upgrade costs at DIRECTV U.S. (reflected in “Cumulative effect of accounting change, net of taxes”).

In addition to these items, the six month comparison was negatively impacted by the larger operating loss, a non-cash after-tax charge of $63 million in the first quarter of 2004 for the early retirement of PanAmSat’s PAS-6 backup satellite due to a failure in its power system (reflected in “Income (loss) from discontinued operations, net of taxes”), as well as higher income tax expense related to the higher income from continuing operations. These declines were partially offset by a first quarter 2004 pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio common stock, a $45 million first quarter 2004 pre-tax gain resulting primarily from the restructuring of certain contracts in connection with the completed DIRECTV Latin America, LLC bankruptcy proceedings, as well as higher interest expense in 2003 related primarily to a $19 million write-off of debt issuance costs and interest accrued on the Boeing purchase price adjustment.

Accounting Events

On April 20, 2004, The DIRECTV Group and PanAmSat announced the sale of PanAmSat to an affiliate of Kohlberg Kravis Roberts & Co. for $4.3 billion including approximately $750 million of net debt. The transaction is subject to certain conditions, including, among others, receipt of applicable regulatory approvals from the Federal Communications Commission and resolution of the effect of the recently announced propulsion system failure shortening the expected life of one of PanAmSat’s satellites. The failure allows the purchasers to not consummate the transaction. The parties are currently in discussions regarding these matters. The DIRECTV Group reports PanAmSat, which formerly comprised the Satellite Services segment, as a discontinued operation in the consolidated financial statements for all periods presented.

On June 8, 2004, The DIRECTV Group announced the sale of its interest in Hughes Software Systems (HSS), a 55% owned subsidiary of HNS, for approximately $227 million in cash, which was received in the second quarter. The DIRECTV Group reports HSS, which was previously reflected in the Network Systems segment, as a discontinued operation in the consolidated financial statements for all periods presented. The DIRECTV Group expects to record a pre-tax gain of $178 million at the close of the transaction which is expected in the third quarter of this year.

Additionally, in an effort to more accurately reflect the cost of retaining and upgrading existing subscribers, DIRECTV U.S. reclassified certain costs that had previously been reported as “Retention, upgrade and other marketing costs.” The “Retention and upgrade costs” reported in the DIRECTV Holdings LLC Consolidated Statements of Operations now reflect only those costs associated with DIRECTV U.S.’ specific retention and upgrade marketing efforts to its current subscribers. In the second quarter of 2003, $3 million of “Retention, upgrade and other marketing costs” was reclassified to “Programming and other costs,” and $15 million was reclassified to “General, administrative and other marketing expenses.”

SECOND QUARTER SEGMENT FINANCIAL REVIEW

Direct-To-Home Broadcast Segment

DIRECTV United States

Subsequent to the end of the quarter, The DIRECTV Group entered into an agreement to purchase the primary direct broadcast satellite assets of Pegasus for $875 million in cash, subject to certain adjustments. The payment reflects full satisfaction and dismissal of all claims between the parties, including the $63 million judgment entered in May 2004 in favor of DIRECTV U.S. against Pegasus. Taking into account this judgment, the aggregate purchase price is approximately $938 million. The transaction is expected to be completed within the next four to six weeks, subject to the approval of the U.S. Bankruptcy Court in Portland, Maine, and to applicable antitrust filings and approvals. The bankruptcy court hearing to approve the transactions is scheduled for August 25. The DIRECTV Group plans to complete the migration of Pegasus customers to DIRECTV U.S. within 30 to 45 days after the transactions are completed. Pegasus had approximately 1.08 million customers as of June 1, 2004. In addition, during the period from July 1 through August 5, 2004, 94 eligible NRTC members sold their rights to approximately 357,000 subscribers to DIRECTV U.S. for a total of $374 million. Of this amount, $174 million was paid in cash in July 2004 and the remainder, plus interest, will be paid in monthly installments over the next seven years. DIRECTV U.S. is now actively marketing its service and directly acquiring subscribers in all the territories which were formerly NRTC exclusive territories.

	Three Months Ended June 30,
	2004	2003
Revenue ($M)	$2,217	$1,800
Average monthly revenue per subscriber (ARPU) ($)	65.00	60.90
Operating Profit Before Depreciation and Amortization ($M)	175	325
Operating Profit ($M)	63	201
Cash Flow ($M)	112	54
Gross Owned & Operated Subscriber Additions (000’s)	944	633
Average monthly subscriber churn	1.4%	1.5%
Net O&O Subscriber Additions (000’s)	455	181

DIRECTV U.S. gross owned and operated subscriber additions increased by 49% to an all-time record of 944,000 in the second quarter of 2004 due to more attractive consumer promotions and an improved and more diverse distribution network. Average monthly subscriber churn in the quarter improved to 1.4% driven principally by an increase in the average number of set-top boxes and digital video recorders (DVRs) per subscriber, as well as increased availability and subscriber purchases of local channels. After accounting for churn, DIRECTV U.S. added a second quarter record of 455,000 net new owned and operated subscribers, an increase of 151% over the same period last year.

As of June 30, 2004, the total number of DIRECTV owned and operated subscribers was 11.60 million representing an annual growth rate of 17% compared to the 9.95 million subscribers on June 30, 2003. In the second quarter, the total number of subscribers in NRTC territories fell by 46,000 reducing the number of NRTC subscribers to 1.44 million on June 30, 2004, compared to 1.61 million at the end of the same period last year. Including the NRTC subscribers, the DIRECTV U.S. platform had 13.04 million total subscribers as of June 30, 2004.

DIRECTV U.S. generated quarterly revenues of $2.22 billion, an increase of 23% compared to last year’s second quarter revenues. The increase was due to continued strong subscriber growth and higher ARPU. ARPU increased $4.10 to $65.00, or 7% higher than the second quarter of 2003 primarily due to a March 2004 programming package price increase, higher mirroring fees from an increase in the average number of set-top receivers per customer, and an increase in the percentage of customers subscribing to local channels.

Operating profit before depreciation and amortization and operating profit for the second quarter of 2004 declined to $175 million and $63 million, respectively, due to increased subscriber acquisition costs related to the record gross subscriber additions and higher SAC resulting from an increase in the average number of set-top boxes and DVRs purchased by new subscribers. Also impacting the quarter was higher retention and upgrade expenses due to an increase in the number of existing customers taking DVRs, local channel equipment upgrades, additional set-top boxes and the movers program. These declines were partially offset by the increase in gross profit generated from the higher revenues.

DIRECTV Latin America

	Three Months Ended June 30,
	2004	2003
Revenue ($M)	$167	$143
Operating Profit (Loss) Before Depreciation and Amortization ($M)	30	(29)
Operating Loss ($M)	(16)	(74)
Net Subscriber Additions (Losses) (000’s)	12	(35)

In the second quarter of 2004, DIRECTV Latin America added 12,000 net new subscribers compared with a net loss of 35,000 subscribers in the same period last year. The subscriber growth was driven principally by continued stable economic conditions in the region, particularly in Venezuela and Brazil. The total number of DIRECTV subscribers in Latin America as of June 30, 2004 was 1.54 million compared with 1.49 million on June 30, 2003.

Revenues for DIRECTV Latin America increased 17% to $167 million in the quarter primarily due to the consolidation of the financial results of the Puerto Rican and Venezuelan local operating companies as a result of the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” on July 1, 2003, as well as the larger subscriber base.

The improvements in DIRECTV Latin America’s second quarter 2004 operating profit before depreciation and amortization to $30 million and operating loss to $16 million are primarily attributed to its lower post-bankruptcy cost structure following its emergence from bankruptcy in February 2004.

Network Systems Segment

On June 8, 2004, The DIRECTV Group announced the sale of its interest in HSS, a 55% owned subsidiary of HNS and received $227 million for the sale in the second quarter. Beginning in the second quarter of 2004, the Network Systems Segment will exclude the financial results of HSS for all periods presented. The DIRECTV Group now reports HSS as a discontinued operation in the consolidated financial statements. The DIRECTV Group expects to record a pre-tax gain of $178 million at the close of the transaction which is expected in the third quarter of this year.

On June 22, 2004, The DIRECTV Group entered into an agreement with Thomson for a long-term supply and development agreement which included the sale of HNS’ set-top box manufacturing business. Due to the significant continuing cash flows associated with this new agreement, the financial results of the set-top box manufacturing business prior to June 22, 2004 will continue to be shown in the Network Systems segment’s quarterly comparisons and not as a discontinued operation.

	Three Months Ended June 30,
	2004	2003
Revenue ($M)	$364	$289
Operating Loss Before Depreciation and Amortization ($M)	(21)	(17)
Operating Loss ($M)	(37)	(37)

HNS revenues increased 26% to $364 million in the second quarter of 2004 principally due to higher sales of DIRECTV set-top boxes and DIRECWAY broadband services for residential customers.

The higher second quarter operating loss before depreciation and amortization of $21 million was mostly due to one-time charges totaling $19 million related to severance costs associated with the sale of HNS’ set-top box business to Thomson, as well as an inventory write-down. The higher loss was partially offset by improvements in the residential DIRECWAY broadband business related to efficiencies associated with the larger subscriber base, as well as increased profit margin in the DIRECWAY enterprise business. Operating loss of $37 million was unchanged from the second quarter of 2003.

BALANCE SHEET AND CASH FLOW

	June 30, 2004	December 31, 2003
Cash and Cash Equivalents ($B)	$1.83	$1.72
Total Debt ($B)	2.43	2.66
Net Debt ($B)	0.60	0.94

In the first half of 2004, The DIRECTV Group’s consolidated cash balance increased by $114 million to $1.83 billion and total debt declined by $227 million to $2.43 billion compared to the December 31, 2003 balances. During this period, The DIRECTV Group had positive cash flow3 of $313 million. The primary sources of cash were the sale of XM Satellite Radio shares for $478 million, the execution of the supply and development contract and sale of HNS’ set-top box assets to Thomson for $250 million, and the sale of HNS’ 55% interest in HSS for $227 million. The primary uses of cash were for capital expenditures – primarily at DIRECTV U.S. – and payments to creditors of DIRECTV Latin America, LLC associated with its emergence from bankruptcy in the first quarter of 2004. The debt balance decline was primarily due to a required second quarter 2004 payment by DIRECTV U.S. of $201 million on its term loan facility.

CONTACT INFORMATION

Media Contact: Bob Marsocci (310) 964-4656.	Investor Relations: (310) 964-0808.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s second quarter 2004 earnings call will be available on the company’s website at www.directv.com. The call will begin at 2:00 p.m. ET, today August 5, 2004. The dial in number for the call is (913) 981-4910. The webcast will be archived on our website and a replay of the call will be available (dial in number: 719-457-0820, code: 236979) beginning at 7:00 p.m. ET on Thursday, August 5 through 12:59 a.m. ET Tuesday, August 10.

FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2003 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Earnings (loss) per common share is calculated using the weighted average number of common shares outstanding, which was calculated using the number of The DIRECTV Group’s common shares outstanding from January 1, 2004 through June 30, 2004 and the number of shares in the GM Class H Dividend Base in the prior period.

(3) Cash Flow is defined as “net cash provided by (used in) operating activities” plus “net cash provided by (used in) investing activities.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, among others, economic conditions; product demand and market acceptance; ability to simplify aspects of our business model; improve customer service; create new and desirable programming content and interactive features; achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DIRECTV Latin America, LLC operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites; loss of uninsured satellites; ability of customers to obtain financing; whether the sale of PanAmSat Corporation and HSS are completed; and our ability to access capital to maintain our financial flexibility.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

Dollars in Millions	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
The DIRECTV Group
Operating profit (loss)	$(28)	$66	$(125)	$32
Plus: depreciation & amortization (D&A)	172	185	357	372

Operating profit before D&A	$143	$251	$233	$404

DIRECTV U.S.
Operating profit	$63	$201
Plus: D&A	112	124

Operating profit before D&A	$175	$325

DIRECTV Latin America
Operating loss	$(16)	$(74)
Plus: D&A	46	45

Operating profit (loss) before D&A	$30	$(29)

Hughes Network Systems
Operating loss	$(37)	$(37)
Plus: D&A	16	19

Operating loss before D&A	$(21)	$(17)

*	Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV Holdings LLC’s stand-alone financial statements included in this earnings release. Numbers may not add due to rounding.

###

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Direct broadcast and other services	$2,443.1	$2,004.4	$4,716.8	$3,913.8
Product sales	199.7	182.9	419.2	325.4

Total Revenues	2,642.8	2,187.3	5,136.0	4,239.2

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	1,311.1	1,068.4	2,565.3	2,125.2
Cost of products sold	196.5	183.4	397.3	341.4
Selling, general and administrative expenses	992.0	684.5	1,940.8	1,368.8
Depreciation and amortization	171.5	185.4	357.1	372.1

Total Operating Costs and Expenses	2,671.1	2,121.7	5,260.5	4,207.5

Operating Profit (Loss)	(28.3)	65.6	(124.5)	31.7

Interest income	4.7	9.8	10.4	12.5
Interest expense	(20.6)	(45.6)	(43.9)	(88.7)
Reorganization (expense) income	(1.8)	(4.1)	43.4	(11.0)
Other, net	5.3	(10.5)	396.9	(38.6)

Income (Loss) From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Change	(40.7)	15.2	282.3	(94.1)

Income tax (expense) benefit	20.1	(7.7)	(127.0)	28.3
Minority interests in net (earnings) losses of subsidiaries	3.0	(0.1)	2.3	(0.6)

Income (loss) from continuing operations before cumulative effect of accounting change	(17.6)	7.4	157.6	(66.4)
Income (loss) from discontinued operations, net of taxes	4.3	14.2	(499.2)	37.1

Income (loss) before cumulative effect of accounting change	(13.3)	21.6	(341.6)	(29.3)
Cumulative effect of accounting change, net of taxes	—	—	(310.5)	—

Net Income (Loss)	$(13.3)	$21.6	$(652.1)	$(29.3)

Basic and Diluted Earnings (Loss) Per Common Share:
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.01)	$0.01	$0.11	$(0.05)
Income (loss) from discontinued operations, net of taxes	—	0.01	(0.36)	0.03
Cumulative effect of accounting change, net of taxes	—	—	(0.22)	—

Net Income (Loss)	$(0.01)	$0.02	$(0.47)	$(0.02)

Weighted average number of common shares outstanding (in millions) - Basic	1,384.6	1,382.1	1,384.3	1,382.0

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$1,833.8	$1,720.1
Accounts and notes receivable, net of allowances of $109.4 and $112.7	883.8	896.3
Contracts in process	68.2	69.7
Inventories	331.6	270.3
Prepaid expenses and other	342.8	1,018.2
Assets of businesses held for sale	5,179.2	6,381.6

Total Current Assets	8,639.4	10,356.2
Satellites, net	2,597.7	2,408.2
Property, net	1,696.2	1,791.6
Goodwill, net	3,034.1	3,034.1
Intangible Assets, net	1,024.6	568.5
Investments and Other Assets	606.1	819.4

Total Assets	$17,598.1	$18,978.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,009.2	$1,366.3
Deferred revenues	215.3	170.3
Short-term borrowings and current portion of long-term debt	26.2	226.2
Accrued liabilities and other	1,253.0	937.5
Liabilities of businesses held for sale	2,340.2	3,139.6

Total Current Liabilities	4,843.9	5,839.9
Long-Term Debt	2,408.2	2,434.8
Other Liabilities and Deferred Credits	1,378.0	832.8
Deferred Income Taxes	138.1	216.6
Commitments and Contingencies
Minority Interests	67.8	22.8
Stockholders’ Equity	8,762.1	9,631.1

Total Liabilities and Stockholders’ Equity	$17,598.1	$18,978.0

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash Flows from Operating Activities
Income (loss) from continuing operations before cumulative effect of accounting change	$157.6	$(66.4)
Adjustments to reconcile income (loss) from continuing operations before cumulative effect of accounting change to net cash provided by (used in) operating activities
Depreciation and amortization	357.1	372.1
Equity losses from unconsolidated affiliates	—	61.0
Net gain from sale of investments	(396.5)	(6.0)
Net unrealized gain on investments	—	(22.1)
Loss on disposal of assets	15.0	11.1
Stock-based compensation expense	42.2	3.5
Deferred income taxes and other	41.2	(60.6)
Change in other operating assets and liabilities
Accounts and notes receivable	13.0	93.4
Inventories	(74.8)	(66.9)
Prepaid expenses and other	0.7	54.8
Accounts payable	(357.1)	(3.3)
Accrued liabilities	7.4	125.6
Other	153.5	(76.9)

Net Cash Provided by (Used in) Operating Activities	(40.7)	419.3

Cash Flows from Investing Activities
Investment in companies	(0.3)	(10.8)
Purchase of short-term investments	(3.2)	(47.7)
Expenditures for property	(204.5)	(161.6)
Expenditures for satellites	(232.9)	(140.7)
Proceeds from sale of investments	510.5	17.9
Proceeds from sale of businesses	279.4	—
Other	4.5	1.7

Net Cash Provided by (Used in) Investing Activities	353.5	(341.2)

Cash Flows from Financing Activities
Net increase (decrease) in short-term borrowings	2.7	(516.0)
Long-term debt borrowings	0.6	2,625.4
Repayment of long-term debt	(214.1)	(18.4)
Debt issuance costs	(1.9)	(65.3)
Stock options exercised	13.6	4.9

Net Cash Provided by (Used in) Financing Activities	(199.1)	2,030.6

Net Cash Provided by Continuing Operations	113.7	2,108.7
Net Cash Used in Discontinued Operations	—	(66.2)

Net increase in cash and cash equivalents	113.7	2,042.5
Cash and cash equivalents at beginning of the period	1,720.1	324.4

Cash and cash equivalents at the end of the period	$1,833.8	$2,366.9

Supplemental Cash Flow Information
Interest paid	$48.3	$26.6
Income taxes paid	27.5	12.9

THE DIRECTV GROUP, INC.

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
DIRECT-TO-HOME BROADCAST
Total Revenues	$2,384.0	$1,943.1	$4,626.9	$3,791.0
Operating Profit Before Depreciation and Amortization (1)	205.2	296.1	366.0	503.3
Operating Profit Before Depreciation and Amortization Margin (1)	8.6%	15.2%	7.9%	13.3%
Operating Profit	$47.7	$126.6	$37.8	$160.8
Operating Profit Margin	2.0%	6.5%	0.8%	4.2%
Depreciation and Amortization	$157.5	$169.5	$328.2	$342.5
Capital Expenditures	174.1	65.6	316.4	138.8

NETWORK SYSTEMS
Total Revenues	$364.3	$288.5	$681.0	$526.0
Operating Loss Before Depreciation and Amortization (1)	(21.4)	(17.2)	(17.9)	(47.0)
Operating Loss	(37.3)	(36.5)	(51.5)	(82.8)
Depreciation and Amortization	15.9	19.3	33.6	35.8
Capital Expenditures	24.3	54.0	62.9	107.1

ELIMINATIONS and OTHER
Total Revenues	$(105.5)	$(44.3)	$(171.9)	$(77.8)
Operating Loss Before Depreciation and Amortization (1)	(40.6)	(27.9)	(115.5)	(52.5)
Operating Loss	(38.7)	(24.5)	(110.8)	(46.3)
Depreciation and Amortization	(1.9)	(3.4)	(4.7)	(6.2)
Capital Expenditures	29.2	29.3	58.1	56.4

TOTAL
Total Revenues	$2,642.8	$2,187.3	$5,136.0	$4,239.2
Operating Profit Before Depreciation and Amortization (1)	143.2	251.0	232.6	403.8
Operating Profit Before Depreciation and Amortization Margin (1)	5.4%	11.5%	4.5%	9.5%
Operating Profit (Loss)	$(28.3)	$65.6	$(124.5)	$31.7
Operating Profit Margin	N/A	3.0%	N/A	0.7%
Depreciation and Amortization	$171.5	$185.4	$357.1	$372.1
Capital Expenditures	227.6	148.9	437.4	302.3

(1)	See footnote 1 on page 6.

The Following Pages Reflect DIRECTV U.S.’ Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$2,216.9	$1,800.2	$4,297.7	$3,508.3
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	856.5	705.9	1,704.6	1,404.7
Subscriber service expenses	166.0	150.8	312.0	307.2
Subscriber acquisition costs:
Third party customer acquisitions	445.4	306.1	881.9	619.2
Direct customer acquisitions	162.1	69.5	313.4	137.2
Retention and upgrade costs	226.8	71.1	401.0	130.1
Broadcast operations expenses	35.2	38.2	65.2	72.1
General, administrative and other marketing expenses	149.9	133.8	299.4	282.6
Depreciation and amortization expense	111.7	124.1	235.5	248.5

Total Operating Costs and Expenses	2,153.6	1,599.5	4,213.0	3,201.6

Operating Profit	63.3	200.7	84.7	306.7
Interest expense, net	(46.0)	(57.3)	(93.4)	(86.5)
Other expense	—	(2.9)	—	(4.0)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	17.3	140.5	(8.7)	216.2
Income tax (expense) benefit	(6.6)	(52.7)	3.4	(81.1)

Income (Loss) Before Cumulative Effect of Accounting Change	10.7	87.8	(5.3)	135.1
Cumulative effect of accounting change, net of taxes	—	—	(311.5)	—

Net Income (Loss)	$10.7	$87.8	$(316.8)	$135.1

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$118.2	$390.9
Accounts receivable, net of allowances of $57.8 and $51.1	719.8	679.7
Inventories, net	197.8	100.0
Prepaid expenses and other	157.8	555.6

Total Current Assets	1,193.6	1,726.2
Satellites, net	1,207.4	1,081.5
Property, net	668.9	732.3
Goodwill, net	2,891.1	2,891.1
Intangible Assets, net	1,005.8	549.7
Other Assets	135.5	109.5

Total Assets	$7,102.3	$7,090.3

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,587.0	$1,470.4
Unearned subscriber revenue and deferred credits	209.5	164.1
Current portion of long-term debt	10.2	213.1

Total Current Liabilities	1,806.7	1,847.6
Long-Term Debt	2,401.6	2,411.9
Other Liabilities and Deferred Credits	883.3	417.1
Deferred Income Taxes	172.1	274.2
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,814.8	2,798.9
Accumulated deficit	(976.2)	(659.4)

Total Owner’s Equity	1,838.6	2,139.5

Total Liabilities and Owner’s Equity	$7,102.3	$7,090.3

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash Flows from Operating Activities
Income (Loss) Before Cumulative Effect of Accounting Change	$(5.3)	$135.1
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash provided by operating activities
Depreciation and amortization	235.5	248.5
Net loss on sale or disposal of property	8.6	0.6
Cost of employee benefit programs	15.9	9.4
Amortization of debt issuance costs	4.5	2.8
Deferred income taxes and other	(3.8)	6.6
Change in other operating assets and liabilities
Accounts receivable, net	(39.5)	59.0
Inventories	(97.8)	(36.3)
Prepaid expenses and other	(3.8)	57.3
Other assets	(30.4)	(17.0)
Accounts payable and accrued liabilities	(18.9)	26.0
Unearned subscriber revenue and deferred credits	41.7	(11.8)
Other liabilities and deferred credits	111.6	(65.8)

Net Cash Provided by Operating Activities	218.3	414.4

Cash Flows from Investing Activities
Expenditures for property and equipment	(106.5)	(74.9)
Expenditures for satellites	(172.7)	(35.2)
Proceeds from sale of property	3.3	—

Net Cash Used in Investing Activities	(275.9)	(110.1)

Cash Flows from Financing Activities
Repayment of debt	(213.2)	—
Net cash contribution from Parent	—	4.9
Cash proceeds from financing transactions, net	—	2,625.0
Distribution to Parent	—	(2,558.5)
Debt issuance costs	(1.9)	(65.3)

Net Cash (Used in) Provided by Financing Activities	(215.1)	6.1

Net increase (decrease) in cash and cash equivalents	(272.7)	310.4
Cash and cash equivalents at beginning of the period	390.9	14.1

Cash and cash equivalents at end of the period	$118.2	$324.5

Supplemental Cash Flow Information
Interest paid	$98.3	$33.6
Income taxes paid	0.5	36.0

DIRECTV HOLDINGS LLC

Non-GAAP Financial Reconciliation and Other Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Dollars in Millions)
Operating Profit	$63.3	$200.7	$84.7	$306.7
Add back: Subscriber acquisition costs:
Third party customer acquisitions	445.4	306.1	881.9	619.2
Direct customer acquisitions	162.1	69.5	313.4	137.2
Depreciation and amortization expense	111.7	124.1	235.5	248.5

Subtotal	719.2	499.7	1,430.8	1,004.9

Pre-SAC margin*	$782.5	$700.4	$1,515.5	$1,311.6

Pre-SAC margin as a percentage of revenue*	35.3%	38.9%	35.3%	37.4%

Other Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Average monthly revenue per subscriber (ARPU)	$65.00	$60.90	$64.30	$60.10
Average monthly churn%	1.4%	1.5%	1.4%	1.5%
Average subscriber acquisition costs-per subscriber (SAC)	$645	$595	$645	$565
Total number of subscribers-platform (000’s)	13,040	11,557	13,040	11,557
Total owned and operated subscribers (000’s)	11,595	9,949	11,595	9,949
Capital expenditures (millions)	$155.7	$52.5	$279.2	$110.1

(*)	Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit.” This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.